UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

Belpointe PREP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-40911	84-4412083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Glenville Road Greenwich, Connecticut	06831
(Address or principal executive offices)	(Zip Code)

(203) 883-1944

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which registered
Class A units	OZ	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on March 3, 2026, Belpointe PREP, LLC (“we,” “us,” “our,” or the “Company”), through our indirect wholly-owned subsidiary BPOZ 100 Tokeneke Holding, LLC, a Connecticut limited liability company (“BPOZ Tokeneke”), made a loan (the “BPOZ Tokeneke Loan”) in the principal amount of $5,000,000, evidenced by a convertible promissory note (the “BPOZ Tokeneke Note”), to 100 Tokeneke Road, LLC, a Connecticut limited liability company (“Tokeneke Road”). The BPOZ Tokeneke Loan bore interest at a rate of 3.6% per annum, computed on the basis of a 365/366-day year, and, unless earlier converted, was due and payable on March 3, 2028. The BPOZ Tokeneke Note was convertible, in whole or in part, in the sole discretion of BPOZ Tokeneke into that number of Class A units of 100 Tokeneke Partners, LLC, a Delaware limited liability company (“Tokeneke Partners”) and direct holding company for Tokeneke Road, that equal the total amount then being converted, divided by $14.50 per Class A unit, subject to adjustment as provided in the BPOZ Tokeneke Note. Under the terms of the BPOZ Tokeneke Note, Tokeneke Road could prepay the BPOZ Tokeneke Loan only with the written consent of BPOZ Tokeneke.

On October 22, 2026, with the written consent of BPOZ Tokeneke, Tokeneke Road prepaid the BPOZ Tokeneke Loan in full by paying BPOZ Tokeneke $5,114,904.11, consisting of the outstanding principal amount of $5,000,000 and accrued interest of $114,904.11 (the “Prepayment”). Upon the Prepayment, the BPOZ Tokeneke Note was satisfied in full and terminated, including BPOZ Tokeneke’s right to convert the BPOZ Tokeneke Note into Class A units of Tokeneke Partners. No portion of the BPOZ Tokeneke Note was converted prior to the Prepayment, and neither we nor BPOZ Tokeneke incurred any early termination penalties in connection with the Prepayment.

Tokeneke Road is managed by Tokeneke Manager, LLC (“Tokeneke Manager”), which has exclusive control over the business and affairs of Tokeneke Road. Our Chief Executive Officer controls Tokeneke Manager. Belpointe Tokeneke Investment, LLC, a Connecticut limited liability company indirectly owned by an entity in which certain immediate family members of our Chief Executive Officer hold a passive beneficial ownership interest (the “Related Party”), was the 50% beneficial owner of Tokeneke Partners prior to the Prepayment. The Related Party funded the Prepayment through a capital contribution of $5,114,918.50 to Tokeneke Partners in exchange for 352,753 Class A units of Tokeneke Partners at $14.50 per Class A unit, the conversion price under the BPOZ Tokeneke Note, of which Tokeneke Partners contributed $5,114,904.11 to Tokeneke Road. Following the issuance, the Related Party holds approximately 71% of the outstanding units of Tokeneke Partners. Neither we nor any of our subsidiaries is a party to the contributions or the issuance.

We remain party to a letter agreement, effective January 6, 2026, with Tokeneke Partners, Tokeneke Manager and the unaffiliated member of Tokeneke Partners, which provides for put and call rights with respect to the units of Tokeneke Partners held by the unaffiliated member. The letter agreement was not affected by the Prepayment.

In compliance with the Company’s Policy Regarding Transactions with Related Persons, Code of Business Conduct and Ethics and applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under and by the New York Stock Exchange American, the Prepayment was reviewed and approved by the Conflicts Committee of the Company’s Board of Directors and by the disinterested members of the Company’s Board of Directors.

The foregoing description of the BPOZ Tokeneke Note does not purport to be complete and is qualified in its entirety by reference to the BPOZ Tokeneke Note, a copy of which was filed as Exhibit 10.7 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and is incorporated herein by reference.

Item 9.01 Exhibits

Exhibit Number	Description
10.1	Convertible Promissory Note, dated March 3, 2026, issued by 100 Tokeneke Road LLC to BPOZ 100 Tokeneke Holding, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 13, 2026).
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2026

BELPOINTE PREP, LLC

By:	/s/ Brandon E. Lacoff
Brandon E. Lacoff
Chairman of the Board and Chief Executive Officer